Mutual Release and

Non-Disparagement Agreement

THIS MUTUAL RELEASE AND NON-DISPARAGEMENT AGREEMENT (this “Release”) is made and shall be effective as of the 13th day of December, 2017 (the “Effective Date”) by and between Scott Kveton (“Kveton”) and MassRoots, Inc., a Delaware corporation (the “Company”).

WHEREAS, Kveton has served as Interim Chief Financial Officer of the Company since October 16, 2017;

WHEREAS, the Company and Kveton have agreed, pursuant to that certain Separation Agreement effective as of December 13, 2017 (the “Separation Agreement”), that Kveton will, upon the fulfillment of certain conditions contained in the Separation Agreement, resign as Chief Executive Officer of the Company concurrently upon entering into this Release (the “Resignation”); and

WHEREAS, in connection with the Resignation, the Company and Kveton have agreed to certain mutual releases and covenants described herein.

NOW THEREFORE, in consideration of these premises and the mutual promises contained herein, and intending to be legally bound hereby, the parties agree as follows:

Mutual Release.  Kveton, for himself and his heirs, executors, administrators, representatives, agents, and assigns, fully releases and forever discharges the Company and its parents, subsidiaries, successors, predecessors, and related entities, and their members, managers, officers, directors, agents, employees, attorneys, insurers, and representatives, in such capacities, from any and all claims, demands, liabilities, obligations, suits, charges, actions, and causes of action, whether known or unknown, accrued or not accrued, as of the date of this Release, with respect to matters relating to or arising out of Kveton’s service as Chief Executive Officer of the Company and his Resignation. The Company, and its parents, subsidiaries, successors, predecessors, and related entities, and their members, managers, officers, directors, agents, employees, attorneys, insurers, and representatives, in such capacities, fully release and forever discharge Kveton and his heirs, executors, administrators, representatives, agents, and assigns from any and all claims, demands, liabilities, obligations, suits, charges, actions, and causes of action, whether known or unknown, accrued or not accrued, as of the date of this Release, with respect to matters relating to or arising out of: (i) Kveton’s service as Chief Executive Officer of the Company, including but not limited to all matters related to that certain Separation Agreement effective October 17, 2017 by and between the Company and Isaac Dietrich whereby Isaac Dietrich resigned as Chief Executive Officer of the Company (the “Dietrich Separation Agreement”); and (ii) his respective Resignation. Some examples of the items released are claims under federal, state, or local laws, including but not limited to the Americans with Disabilities Act, the Colorado Anti-Discrimination Act, the Colorado Wage Act, the Colorado State Employee Protection Act, any common law, tort or contract claims, and any claims for attorneys’ fees and costs. Notwithstanding the foregoing, the following items are hereby not released by Kveton: (a) any claim that the Company has breached this Agreement; (b) reimbursement of unreimbursed business expenses properly incurred prior to the date upon which Kveton resigned as Chief Executive Officer of the Company in accordance with Article Five of the Amended and Restated Certificate of Incorporation of the Company; (c) indemnification to which Kveton is entitled as a current or former officer of the Company, or inclusion as a beneficiary of any insurance policy related to Kveton’s service as Chief Executive Officer of the Company; and (d) any claims under any applicable federal or state securities laws arising in connection with the sale of the Company’s securities to Kveton.

In addition, the Company will jointly and severally indemnify, defend, and hold harmless, Kveton for, from, and against any and all Claims, whether known or unknown, fixed or contingent, now existing or later arising, resulting from or arising out: (a) of any breach of any representation, warranty, covenant, or other obligation of Company in this Agreement; and (b) the operation or business of Company after the Effective Date; and (c) any claims made by any present or future shareholder or creditor of Company against Company, or any of its present or future officers or directors.  This indemnification is in addition and not in lieu of or otherwise limiting indemnification to which Parties are otherwise entitled.

Covenant Not to Sue.  Kveton expressly represents that he has not filed a lawsuit or initiated any other administrative proceeding against the Company and he has not assigned any claim against the Company to any other person or entity. The Company expressly represents that it has not filed a lawsuit or initiated any other administrative proceeding against Kveton and it has not assigned any claim against Kveton to any other person or entity.  The Company and its affiliates further promise not to initiate a lawsuit or to bring any other claim against Kveton related to: (i) services rendered by Kveton to the Company in his capacity as Chief Executive Officer of the Company, including but not limited to, all matters related to the Dietrich Separation Agreement; (ii) his Resignation; or (iii) any of the matters released pursuant to the terms of this Release. Kveton further promises not to initiate a lawsuit or bring any other claim against the Company related to: (i) services rendered by Kveton to the Company in his capacity as Chief Executive Officer of the Company; (ii) the Resignation; or (iii) any of the matters released pursuant to the terms of this Release. Isaac Dietrich, as the sole member of the Board of Directors of the Company, and his affiliates further promise not to recommend to the Company’s shareholders, directors or officers that either should initiate a lawsuit or bring any other claim against Kveton related to services rendered by the Kveton to the Company in his capacity as Chief Executive Officer of the Company or related to his Resignation.

Non-Disparagement.  The Company or any of its affiliates shall not disparage Kveton or his performance as Chief Executive of the Company or otherwise take any action which could reasonably be expected to adversely affect Kveton’s personal or professional reputation.  Similarly, Kveton shall not disparage the Company or any of its directors, officers, agents or directors or otherwise take any action which could reasonably be expected to adversely affect the personal or professional reputation of the Company or any of its directors, officers, agents or employees. Any civil actions currently pending in any jurisdiction or tribunal shall not be construed as a violation of this Release.

Cooperation.  Kveton further agree that he will cooperate fully with the Company and its counsel with respect to any matter (including litigation, investigations, or governmental proceedings) which relates to matters with which Kveton was involved during the time he served as Chief Executive Officer of the Company.  Kveton shall render such cooperation in a timely manner upon reasonable notice from the Company.

No Admission of Liability.  Neither this Release nor the performance of this Release shall be construed as an admission of liability by any party, nor as an admission against interest by any party, nor as an admission by any party that the party acted wrongly or violated any law, or the rights of any other party, or acted in violation of any duty owed by a party to any other party, nor as a waiver of any defense, including, without limitation, any statute of limitations, laches or other equitable defense based on the lapse of time that exists or may exist as of the date of this Release. Each party specifically disclaims any liability to any other party for any matter addressed by this Release.

Confidentiality. The parties hereto agree to keep the existence and the terms of this Release confidential and, with the exception of the parties’ respective legal and financial advisors, agree not to disclose any information concerning this Release or its terms to anyone unless compelled to do so by court order or other lawful authority.

Successors and Assigns.  This Release will inure to the benefit of and be binding upon the Company and Kveton and their respective successors, executors, administrators, heirs and, in the case of the Company, permitted assigns. The Company may assign this Release to any successor to all or substantially all its assets and business by means of liquidation, dissolution, merger, consolidation, transfer of assets, or otherwise.  Kveton may not make any assignment of this Release or any interest herein.

Severability.  The provisions of this Release are severable.  If any provision or the scope of any provision is found to be unenforceable or is modified by a court of competent jurisdiction, the other provisions or the affected provisions as so modified shall remain fully valid and enforceable.

Entire Agreement; Amendments.  Except as otherwise provided herein, this Release contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating subject matter hereof.  This Release may not be changed or modified, except by a Release in writing signed by each of the parties hereto.

Governing Law.  This Release shall be governed by, and enforced in accordance with, the laws of the Delaware, without regard to the application of the principles of conflicts of laws.

Counterparts and Facsimiles.  This Release may be executed, including execution by facsimile signature, in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Release to be executed as of the date first above written.

MASSROOTS, INC.

__________________________

By: Isaac Dietrich

Title: Sole Director

__________________________

Scott Kveton